                                                                    EXHIBIT 12.1

                             Alberto-Culver Company
                       Ratio of Earnings to Fixed Charges

                                              Three Months Ended
                                                 December 31,                   Year Ended September 30,
                                              ------------------     --------------------------------------------
(In thousands)
                                                 2000       1999        2000      1999     1998     1997     1996
                                              ------------------     --------------------------------------------
Earnings:

  Income before income taxes                  $35,263     40,326     154,281   133,783  132,378  136,121  100,014

  Interest expense and amortization of
  debt discount, fees and expenses              6,954      4,172      23,747    14,849   12,170   11,826   15,905

  Interest included in rental expense           6,242      5,817      24,967    23,267   21,033   19,857   17,645
                                              ------------------     --------------------------------------------

Total Earnings                                $48,459     50,315     202,995   171,899  165,581  167,804  133,564
                                              ==================     ============================================


Fixed charges:

  Interest expense and amortization of
  debt discount, fees and expenses            $ 6,954      4,172      23,747    14,849   12,170   11,826   15,905

  Interest included in rental expense           6,242      5,817      24,967    23,267   21,033   19,857   17,645
                                              ------------------     --------------------------------------------

Total fixed charges                           $13,196      9,989      48,714    38,116   33,203   31,683   33,550
                                              ==================     ============================================

Ratio of earnings to fixed charges                3.7        5.0*        4.2*      4.5      5.0      5.3**    4.0
                                              ==================     ============================================

* Includes a non-recurring pre-tax gain of $9.3 million in the first quarter of fiscal year 2000 resulting from the sale of a trademark for $10.0 million. Excluding the non-recurring gain, the ratio of earnings to fixed charges would be 4.1x for the three months ended December 31, 1999 and 4.0x for the year ended September 30, 2000.

** Includes a non-recurring pre-tax gain of $15.6 million in the first quarter of fiscal year 1997 resulting from a $28.0 million insurance settlement from the loss of the Company's airplane. Excluding the non-recurring gain, the ratio of earnings to fixed charges would be 4.8x.